EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated February 16, 2007 relating to the financial statements of Advanced Lumitech, Inc. and subsidiary, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ CARLIN, CHARRON & ROSEN LLP

CARLIN, CHARRON & ROSEN LLP

Westborough, MA
July 2, 2007